Exhibit 99.1

CKX Lands, Inc.

One Lakeside Plaza, 4th Floor

127 W. Broad Street

Lake Charles, Louisiana 70601

(337) 493-2399

www.ckxlands.com

Contact:	Lee Boyer President and Treasurer (337) 493-2399

CKX LANDS ANNOUNCES APPOINTMENT OF GRAY STREAM

AS PRESIDENT AND TREASURER

LAKE CHARLES, La. (July 16, 2020) — CKX Lands, Inc. (NYSE American: CKX) (“CKX” or the “Company”), today announced that Gray Stream has been appointed its president and treasurer, effective July 15, 2020. Lee Boyer is retiring from the position but has been appointed secretary, and he will also provide transition services to CKX as Stream assumes his new role. Both Stream and Boyer will continue as directors.

“I greatly appreciate the confidence that the board of directors has placed in me, and I am extremely excited about this opportunity,” said Stream. “CKX has long been a thoughtful and dedicated steward of its land and natural resources, and I will continue that approach. Additionally, I look forward to developing and evaluating various strategic options intended to maximize long-term shareholder value.”

Gray Stream is the president of Matilda Stream Management, which manages a diverse set of operating businesses, investments, and assets—including land and natural resources nearly identical to CKX’s holdings. Additionally, Stream has built and acquired successful businesses in a variety of industries. He has been a long-time director of CKX and previously served as chair of the audit committee for several years.

Stream has agreed to a compensation plan that is 100% stock-based, and heavily weighted towards ambitious performance metrics. “The board of directors is very pleased to appoint Gray to this position,” said chairman of the board Michael White. “He is already a major shareholder, and he has agreed to take the position without receiving cash compensation. This represents a uniquely strong alignment with shareholders. We are excited about the resources that Gray can leverage for CKX’s benefit,” added White.

This announcement will be posted on the Company’s website at www.ckxlands.com and on the Company’s Twitter feed on @CkxInc.

CKX Lands, Inc. is a land management company that earns revenue from royalty interests and mineral leases related to oil and gas production on its land, timber sales, and surface rents. Its shares trade on the NYSE American market under the symbol CKX.

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors are beyond the Company’s control and include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. You should not place undue reliance on forward-looking statements made by or on behalf of CKX. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements.

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